Hein & Associates LLP	www.heincpa.com
1999 Broadway, Suite 4000	p 303.298.9600
Denver, Colorado 80202	f 303.298.8118

November 20, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Quotemedia, Inc.’s statements included under Item 4.01 of its Form 8-K filed on November 20, 2017 and we agree with such statements concerning our firm.

Hein & Associates LLP

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	DENVER | HOUSTON | DALLAS | ORANGE COUNTY